Exhibit 99.1

For Immediate Release	Contacts: Jim Gattoni (CEO)
Fred Pensotti (CFO)
Landstar System, Inc.
www.landstar.com
October 20, 2021	904-398-9400

LANDSTAR SYSTEM REPORTS ALL-TIME QUARTERLY RECORD

DILUTED EARNINGS PER SHARE OF $2.58 IN THE 2021 THIRD QUARTER

Jacksonville, FL—Landstar System, Inc. (NASDAQ:LSTR) reported record quarterly revenue of $1.734 billion in the 2021 third quarter, a 60 percent increase over revenue of $1.086 billion in the 2020 third quarter. Net income was a quarterly record of $98.7 million, or diluted earnings per share of $2.58, in the 2021 third quarter compared to net income of $61.9 million, or diluted earnings per share of $1.61, in the 2020 third quarter. Operating income grew to an all-time quarterly record of $131.4 million in the 2021 third quarter, 60 percent above operating income of $82.4 million in the 2020 third quarter. To put the strength of our 2021 third quarter performance in perspective, revenue, operating income, net income and diluted earnings per share increased 60 percent, 60 percent, 59 percent and 60 percent, respectively, over the 2020 third quarter, which at the time included the second highest amounts achieved of each of these financial metrics in any third quarter in the Company’s history.

Please note that commencing with the release of our financial results for the 2021 third quarter, the Company revised its definition of the term “gross profit”. Gross profit is now defined as revenue less costs of revenue. In conjunction with this change, the Company has initiated the use of the term “variable contribution”, a non-GAAP financial measure, to refer to the amount represented by revenue less the costs of purchased transportation and commissions to agents that we formerly referred to as gross profit. In addition, the Company now defines “gross profit margin” to refer to gross profit divided by revenue and “variable contribution margin”, a non-GAAP financial measure, to refer to variable contribution divided by revenue. Gross profit in the 2021 third quarter was $189.2 million, an all-time quarterly record, compared to $119.8 million in the 2020 third quarter. Variable

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contribution also reached an all-time quarterly record of $242.3 million in the 2021 third quarter compared to $160.9 million in the 2020 third quarter. A tabulation of the expenses identified as costs of revenue as well as a reconciliation of gross profit to variable contribution and gross profit margin to variable contribution margin for the 2021 and 2020 third quarters and year-to-date periods is provided in the Company’s accompanying financial disclosures.

Trailing twelve-month return on average shareholders’ equity was 43 percent and return on invested capital, representing net income divided by the sum of average equity plus average debt, was 38 percent. During the 2021 third quarter, Landstar purchased 167,000 shares of its common stock bringing the year-to-date number of shares purchased to 317,000 at an aggregate cost of $50 million. The Company is currently authorized to purchase up to approximately 1,504,000 additional shares of the Company’s common stock under its previously announced share purchase program. Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.25 per share payable on December 3, 2021, to stockholders of record as of the close of business on November 9, 2021. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2021 third quarter was $1.581 billion, or 91 percent of revenue, compared to $1.006 billion, or 93 percent of revenue, in the 2020 third quarter. Revenue hauled by rail, air and ocean cargo carriers was $128.6 million, or 7 percent of revenue, in the 2021 third quarter compared to approximately $62 million, or 6 percent of revenue, in the 2020 third quarter.

The supplemental information schedule included as a table to this press release includes changes to the historical classification of truck services and equipment type. Power-only, expedited, straight truck, cargo van and miscellaneous other truck transportation services that were formerly included in revenue from van or unsided/platform services have been classified in a single line item named “other truck transportation” as demand for these types of truck services increased significantly during the pandemic. Other truck transportation revenue was 13.2 percent and 10.8 percent of total truck transportation revenue in the 2021 and 2020 third quarters, respectively.

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Truckload transportation revenue hauled via van equipment in the 2021 third quarter was $918.1 million, an increase of 59 percent compared to $578.2 million in the 2020 third quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2021 third quarter was $423.0 million, an increase of 44 percent compared to $294.3 million in the 2020 third quarter. Other truck transportation revenue, which includes power only, expedited, straight truck, cargo van and miscellaneous other truck transportation revenue, in the 2021 third quarter was $208.8 million, an increase of 92 percent compared to $108.6 million in the 2020 third quarter.

“Following a record-breaking 2021 second quarter, the 2021 third quarter reset the standard as the best quarterly financial performance in Landstar history. 2021 third quarter revenue, gross profit, variable contribution, net income and diluted earnings per share each set all-time quarterly records,” said Landstar President and CEO Jim Gattoni. “Our load volume hauled by truck in the third quarter grew 22 percent compared to the 2020 third quarter, which at the time was the second highest third quarter load volume hauled by truck in Landstar history. Additionally, third quarter truck loadings increased from the 2021 second quarter by 3.5 percent, the second largest ever increase in truck loadings from the second to the third quarter in Landstar history behind only 2020 when the second quarter included the most significant volume declines caused by the COVID-19 pandemic. Our 2021 third quarter performance was particularly impressive considering we were following an already record-setting second quarter, and, in most years, load volume hauled by truck experiences a slight decrease sequentially from the second quarter to the third quarter. We attribute this unseasonal increase in volume to ongoing, broad-based demand for freight transportation services, with particular strength in sectors benefiting from consumer spending that has continued to be a big driver of freight activity.”

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Gattoni continued, “In our 2021 second quarter earnings release on July 21, 2021, we provided third quarter revenue guidance of $1.55 billion to $1.60 billion and third quarter diluted earnings per share guidance of $2.20 to $2.30. On August 17, 2021, we filed a Form 8-K with the SEC that revised our initial guidance based on trends in volume and rates through the first seven weeks of the third quarter. Our updated 2021 third quarter guidance reflected our expectation that on a sequential basis revenue per load on loads hauled via truck would exceed the 2021 second quarter in a mid-single-digit percentage range and the number of loads hauled via truck in the 2021 third quarter would exceed the 2021 second quarter in a low single-digit percentage range. Actual sequential growth in truck revenue per load was 5.8 percent and actual sequential growth in load volume hauled via truck was 3.5 percent, each at the high end of our August 17th revised guidance. Based on our expectations as to volume and pricing on loads hauled by truck, our August 17th updated guidance anticipated that revenue would be in the range of $1.68 billion to $1.72 billion and diluted earnings per share would be in the range of $2.45 to $2.55. Actual 2021 third quarter revenue was $1.734 billion and diluted earnings per share was $2.58, each slightly exceeding the top end of our August 17th updated guidance ranges.”

Gattoni continued, “As we look to the 2021 fourth quarter, we anticipate continued solid performance on the expectation that broad-based economic strength will support a strong freight environment for the near future. In addition, we will likely continue to be in a capacity-constrained environment, which should continue to support elevated truck revenue per load in the fourth quarter.”

Gattoni further stated, “Overall, I expect the 2021 fourth quarter financial results to be similar to the 2021 third quarter. Through the first few weeks of October, revenue per load on loads hauled via truck and the number of loads hauled via truck are trending fairly consistent with historical third to fourth quarter sequential patterns. I expect normal seasonal trends in revenue per load and load volume on loads hauled via truck as we move through the final months of 2021. At those levels, both revenue per load and load volume on loads hauled via truck would establish new fourth quarter records in the 2021 fourth quarter. As such, I anticipate revenue for the 2021 fourth quarter to be in a range of $1.70 billion to $1.75 billion. Based on that range of revenue and assuming insurance and claims costs of 4.3 percent of BCO revenue, I anticipate diluted earnings per share to be in a range of $2.55 to $2.65 in the 2021 fourth quarter.”

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Gattoni concluded, “Landstar’s performance so far this year has been outstanding. The Company’s agent family is executing on all cylinders and we continue to add qualified truck capacity. We ended the 2021 third quarter with a record number of trucks provided by BCOs and a record active third-party truck brokerage carrier count. Given the exceptional performance by Landstar year-to-date plus the revenue and earnings estimates we have provided for the 2021 fourth quarter, we anticipate establishing new all-time fiscal year records in 2021 with annual revenue expected to be in excess of $6 billion and diluted earnings per share expected to be in excess of $9.55. Both of these figures would be well above Landstar’s existing record performance in any year in our history and would represent remarkable achievements to cap an extraordinary year for the Company, its employees and the thousands of business owners who participate in the Landstar network.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Third Quarter 2021 Earnings Release Conference Call.”

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

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Non-GAAP Financial Measures:

In this earnings release and accompanying financial disclosures, the Company provides the following information that may be deemed a non-GAAP financial measure: variable contribution and variable contribution margin. The Company believes variable contribution and variable contribution margin are useful measures of the variable costs that we incur at a shipment-by-shipment level attributable to our transportation network of third-party capacity providers and independent agents in order to provide services to our customers. The Company also believes that it is appropriate to present each of the financial measures that may be deemed a non-GAAP financial measure, as referred to above, for the following reasons: (1) disclosure of these matters will allow investors to better understand the underlying trends in the Company’s financial condition and results of operations; (2) this information will facilitate comparisons by investors of the Company’s results as compared to the results of peer companies; and (3) management considers this financial information in its decision making.

Forward Looking Statements Disclaimer:

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2020 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Revenue	$4,592,551	$2,836,626	$1,734,299	$1,085,546
Investment income	2,138	2,716	706	714
Costs and expenses:
Purchased transportation	3,583,197	2,183,143	1,356,671	838,753
Commissions to agents	356,997	236,490	135,295	85,848
Other operating costs, net of gains on asset sales/dispositions	27,117	23,035	10,572	7,361
Insurance and claims	75,198	66,563	29,569	21,855
Selling, general and administrative	158,720	124,779	59,198	38,851
Depreciation and amortization	36,532	34,212	12,288	11,240
Impairment of intangible and other assets	—	2,582	—	—

Total costs and expenses	4,237,761	2,670,804	1,603,593	1,003,908

Operating income	356,928	168,538	131,412	82,352
Interest and debt expense	2,974	2,936	965	1,008

Income before income taxes	353,954	165,602	130,447	81,344
Income taxes	85,745	38,567	31,772	19,458

Net income	$268,209	$127,035	$98,675	$61,886

Diluted earnings per share	$7.00	$3.28	$2.58	$1.61

Average diluted shares outstanding	38,342,000	38,673,000	38,218,000	38,386,000

Dividends per common share	$0.67	$0.58	$0.25	$0.21

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 25,	December 26,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$230,564	$249,354
Short-term investments	36,644	41,375
Trade accounts receivable, less allowance of $6,543 and $8,670	1,010,538	764,169
Other receivables, including advances to independent contractors, less allowance of $7,696 and $7,239	109,007	134,757
Other current assets	25,375	18,520

Total current assets	1,412,128	1,208,175

Operating property, less accumulated depreciation and amortization of $332,785 and $299,407	301,373	296,996
Goodwill	40,980	40,949
Other assets	159,561	107,679

Total assets	$1,914,042	$1,653,799

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$88,958	$74,748
Accounts payable	548,385	380,505
Current maturities of long-term debt	34,617	35,415
Insurance claims	64,958	149,774
Dividends payable	—	76,770
Other current liabilities	110,394	88,925

Total current liabilities	847,312	806,137

Long-term debt, excluding current maturities	62,724	65,359
Insurance claims	46,914	38,867
Deferred income taxes and other non-current liabilities	57,402	51,601
Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,231,013 and 68,183,702	682	682
Additional paid-in capital	246,302	228,875
Retained earnings	2,288,754	2,046,238
Cost of 30,122,427 and 29,797,639 shares of common stock in treasury	(1,633,109)	(1,581,961)
Accumulated other comprehensive loss	(2,939)	(1,999)

Total shareholders’ equity	899,690	691,835

Total liabilities and shareholders’ equity	$1,914,042	$1,653,799

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$2,502,025	$1,485,553	$918,115	$578,166
Unsided/platform equipment	1,112,358	807,966	422,979	294,273
Less-than-truckload	85,551	70,984	30,819	25,125
Other truck transportation (1)	518,472	249,584	208,817	108,614

Total truck transportation	4,218,406	2,614,087	1,580,730	1,006,178
Rail intermodal	120,540	81,747	44,472	30,432
Ocean and air cargo carriers	191,951	89,002	84,111	31,752
Other (2)	61,654	51,790	24,986	17,184

	$4,592,551	$2,836,626	$1,734,299	$1,085,546

Revenue on loads hauled via BCO Independent Contractors (3) included in total truck transportation	$1,899,313	$1,312,003	$690,257	$502,224
Number of loads:
Truck transportation
Truckload:
Van equipment	1,037,516	822,422	359,263	296,427
Unsided/platform equipment	381,594	338,696	133,332	118,026
Less-than-truckload	135,038	119,533	49,943	41,454
Other truck transportation (1)	208,402	141,669	81,242	56,693

Total truck transportation	1,762,550	1,422,320	623,780	512,600
Rail intermodal	40,420	33,410	13,620	11,900
Ocean and air cargo carriers	29,650	22,720	10,190	8,290

	1,832,620	1,478,450	647,590	532,790

Loads hauled via BCO Independent Contractors (3) included in total truck transportation	773,270	693,860	263,120	250,030
Revenue per load:
Truck transportation
Truckload:
Van equipment	$2,412	$1,806	$2,556	$1,950
Unsided/platform equipment	2,915	2,386	3,172	2,493
Less-than-truckload	634	594	617	606
Other truck transportation (1)	2,488	1,762	2,570	1,916
Total truck transportation	2,393	1,838	2,534	1,963
Rail intermodal	2,982	2,447	3,265	2,557
Ocean and air cargo carriers	6,474	3,917	8,254	3,830
Revenue per load on loads hauled via BCO Independent Contractors (3)	$2,456	$1,891	$2,623	$2,009
Revenue by capacity type (as a % of total revenue):
Truck capacity providers:
BCO Independent Contractors (3)	41%	46%	40%	46%
Truck Brokerage Carriers	50%	46%	51%	46%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	4%	3%	5%	3%
Other	1%	2%	1%	2%

			September 25,	September 26,
			2021	2020
Truck Capacity Providers
BCO Independent Contractors (3)			10,955	9,866

Truck Brokerage Carriers:
Approved and active (4)			58,676	41,246
Other approved			24,602	22,181

			83,278	63,427

Total available truck capacity providers			94,233	73,293

Trucks provided by BCO Independent Contractors (3)			11,746	10,571

(1)

Includes power-only, expedited, straight truck, cargo van, and miscellaneous other truck transportation revenue generated by the transportation logistics segment. Power-only refers to shipments where the Company furnishes a power unit and an operator but not trailing equipment, which is typically provided by the shipper or consignee.

(2)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(3)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(4)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.

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Landstar System, Inc. and Subsidiary

Reconciliation of Gross Profit to Variable Contribution

(Dollars in thousands)

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 25,	September 26,	September 25,	September 26,
	2021	2020	2021	2020
Revenue	$4,592,551	$2,836,626	$1,734,299	$1,085,546
Costs of revenue:
Purchased transportation	3,583,197	2,183,143	1,356,671	838,753
Commissions to agents	356,997	236,490	135,295	85,848

Variable costs of revenue	3,940,194	2,419,633	1,491,966	924,601
Trailing equipment depreciation	26,362	26,342	8,615	8,397
Information technology costs (1)	9,534	7,021	3,450	2,722
Insurance-related costs (2)	78,175	68,839	30,502	22,657
Other operating costs	27,117	23,035	10,572	7,361

Other costs of revenue	141,188	125,237	53,139	41,137

Total costs of revenue	4,081,382	2,544,870	1,545,105	965,738

Gross profit	$511,169	$291,756	$189,194	$119,808

Gross profit margin	11.1%	10.3%	10.9%	11.0%
Plus: other costs of revenue	141,188	125,237	53,139	41,137

Variable contribution	$652,357	$416,993	$242,333	$160,945

Variable contribution margin	14.2%	14.7%	14.0%	14.8%

(1)

Includes costs of revenue incurred related to internally developed software including ASC 350-40 amortization, implementation costs, hosting costs and other support costs utilized to support the Company’s independent commission sales agents, third party capacity providers, and customers, included as a portion of depreciation and amortization and of selling, general and administrative in the Company’s Consolidated Statements of Income.

(2)

Primarily includes (i) insurance premiums paid for commercial auto liability, general liability, cargo and other lines of coverage related to the transportation of freight; (ii) the related cost of claims incurred under those programs; and (iii) brokerage commissions and other fees incurred relating to the administration of insurance programs available to BCO Independent Contractors that are reinsured by the Company, which are included in selling, general and administrative in the Company’s Consolidated Statements of Income.